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Transcript of Dominion Resources, Inc. Conference Call relating to the merger of Dominion Resources, Inc. with Questar and Fourth Quarter 2015 Earnings of Dominion Resources, Inc.

February 1, 2016

Operator

Good afternoon and welcome to the Dominion Resources and Dominion Midstream Partners conference call. I’d now like to turn the call over to Mr. Tom Hamlin, Vice President of Investor Relations and Financial Planning. Please go ahead, sir.

Tom Hamlin – Dominion Resources, Inc. – VP of IR and Financial Planning

Good afternoon and thank you for joining us. Today’s call will cover this morning’s announcement of Dominion’s agreement to combine with Questar Corporation, as well as our earnings for 2015 and guidance for 2016. This combined call will replace the earnings call we had originally scheduled for this Thursday.

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Joining us on the call this afternoon are our Chairman and CEO, Tom Farrell; our CFO Mark McGettrick; and other members of our Management team. Tom will provide an overview of our agreement with Questar and the strategic rationale behind it. Mark will cover the combined Company profile and our planned financing of the transaction.

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Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you. This morning Dominion Resources and Questar Corporation announced a definitive agreement to combine. Dominion will pay Questar shareholders $25 per common share in cash, plus the assumption of $1.6 billion in debt, for a total enterprise value of $6 billion. Assume receipt of all required regulatory approvals, the companies expect to close the transaction by the end of this year.

We are very excited about adding Questar to the Dominion portfolio of companies. This agreement is a combination of premium, integrated asset profiles, and is well aligned with Dominion’s existing strategic focus and core energy infrastructure operations. These high performing regulated assets will provide enhanced scale and diversification into constructive regulatory jurisdiction.

Furthermore, the value to Dominion’s investors from the transaction does not require a significant levering of our balance sheet. The permanent financing will feature an equity component from both Dominion Resources and Dominion Midstream Partners, and will be supportive of Management’s commitment to our existing credit ratings targets.

Transaction is consistent with our announced growth strategy. Specifically, the acquisition and development of reasonably valued, regulated MLP qualifying assets with stable long term cash profiles. And in addition, in the case of Questar, a fast growing regulated gas distribution company in states that have a strong pro-business environment. We think it is an ideal combination for both Dominion shareholders, Dominion Midstream unit holders and Questar shareholders, and all of our employees.

Questar has a long history of doing business with integrity and honesty and a strong commitment to its employees and the communities they serve. It is a very well managed company with the strong commitment to safety, ethics and excellence which are core values shared by the employees of Dominion. As part of the Dominion team, Questar’s customers can also count on a continuation of the high-quality service they have enjoyed.

Questar’s operations feature an excellent business risk profile. Margins at its gas utility have been de-risked through constructive regulation including revenue de-coupling, weather normalization, and infrastructure replacement rider, and gas costs pass through, elements that we also share in Dominion, East Ohio. If the pipeline operations feature long term contracts with credit worthy counter-parties. Its regulated gas supply business has operated in under commission approved cost of service model for 35 years.

Utah is one of the fastest growing states in the country and is annually ranked among the best states in which to do business. We’ve already committed approximately $1 billion in solar projects in Utah which are under long term contracts to Electric utilities. Questar provides enhanced geographic diversity to Dominion’s natural gas operation. This is illustrated with the system map shown on slide 8.

While our Dominion transmission system is known as the hub of the Mid Atlantic, the Questar system is called the hub of the Rockies and a principal source of gas supply to the western states. We believe the value of the system will increase over time as illustrated on slide 9, as Utah and the surrounding western states need to comply with the requirements of the EPA’s clean power plan as well as meet state mandated renewable portfolio standards. Compliance is highly likely to result in an increased reliance on low emission gas fire generation.

Transaction also provides significant benefits to Dominion’s investors. It will be immediately accretive to earnings per share with limited impact on our balance sheet. It provides a significant addition to Dominion’s inventory of top quality, low risk MLP eligible assets.

We intend to finance a portion of the acquisition through a contribution of Questar pipeline, the Dominion Midstream Partners. Taking advantage of the MLP’s lower cost of capital and diversifying our equity funding sources. DM Investors will benefit significantly as the acquisition will add over $425 million of EBITDA to Dominion’s already extensive inventory of high-quality, MLP eligible regulated assets.

We are very excited about this morning’s announcement. I will be back in a few minutes to update you on our growth plans and take your questions, but now I’ll turn the call over to Mark McGettrick.

Mark McGettrick – Dominion Resources, Inc. – CFO

Thank you and good afternoon. For those of you not familiar with Questar Corporation, we have summarized our business profile on slide 13. Questar was a regulated, rocky space integrated natural gas company headquartered in Salt Lake City, Utah. Its operations consist of three primary business segments.

Questar Gas is a regulated local distribution company, serving about 1 million customers in Utah, Wyoming and Idaho. Customer growth has averaged 2.5%, which is well above industry averages. Authorized ROEs are 9.5% to 9.85% on a $1.1 billion rate base, with a 52% equity component.

Questar Pipeline is a FERC regulated transportation and storage system strategically located to deliver gas to the western region of the country. Its operating assets consist of 2,700 miles of pipeline and 56 billion cubic feet of storage capacity, operating under long term fixed fee contracts with credit-worthy counter-parties. Authorized ROEs range from 11.4% to 13% and rate base is about $950 million.

The regulated gas supply business had been operating under a regulated cost of service plus return model for 35 years. Its $600 million rate base is 100% equity capitalized with the 2015 average realized term of 17%. Both the pipeline system and the regulated gas supply business are MLP eligible.

Slide 14 shows that full month business profile of the combined companies’ regulated gas infrastructure businesses. The acquisition increases our LDC rate base by nearly half and the number of customers by more than 75%. It increases our pipeline rate base by approximately 25%, and our pipeline network of one-third.

The impact on Dominion’s EBITDA mix is shown on slide 15. Our remaining roughly 90% regulated, the Questar acquisition improves the balance between electric and gas operations.

Questar Corporation will become a wholly-owned subsidiary of Dominion Resources. Upon completion of the acquisition, around the first of next year, Questar Pipeline will be contributed to Dominion Midstream Partners, probably in two steps.

Slide 16 updates our [planned drop] schedule for DM from last year’s (inaudible). The first contribution of Questar Pipeline will provide sufficient coverage for Dominion Midstream to meet its 2017 distribution growth targets which remain at 22% per year. The second drop will include remaining the investment in Questar Pipeline which, along with the small portion of the Cove Point asset, will fulfill our distribution growth for 2018.

Any future drop of regulated gas supply assets will only be done in consultation with state regulators. This will allow Dominion to keep its investment in a Blue Racer joint venture at the parent until 2020 or later, enhancing its value and the future contribution due to its strong organic growth, and reduce the Cove Point EBITDA drop into DM in 2018 while maintaining our 22% distribution growth. Questar Pipeline business is a perfect match for the stable, long-term regulated cash flow profile of Dominion Midstream Partners.

Slide 17 highlights our financing plan and the impact of Questar on our expected EPS growth rate. The value to Dominion from this acquisition does not depend on any significant levering of our balance sheet. We intend to prudently finance this transaction in line with our previously stated credit rating targets, using a combination of equity, mandatory convertibles and debt at Dominion, in addition to equity at Dominion Midstream to finance the drop of the pipeline business. As a reminder, we still do not need or do not plan to need any equity at Dominion Midstream in 2016.

The acquisition is immediately accretive to Dominion’s earnings per share and will support a 2017 growth target while allowing us to achieve, or even exceed, the top end of our growth target for 2018. As Tom Farrell mentioned earlier, we are excited about this transaction, the value it creates for Dominion shareholders and Dominion Midstream unit holders and the opportunity it provides to continue to grow our gas infrastructure business.

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Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

…

So to summarize, we are very excited about our combination with Questar Corporation. It will be a premium, quality addition to Dominion and Dominion Midstream’s portfolio. Our combination provides geographic diversification to our natural gas operation and provides opportunities for future expansion.

Transaction is consistent with Dominion and Dominion Midstream’s strategic focus on regulated energy infrastructure businesses, with MLP qualifying assets. Transaction is immediately accretive to Dominion’s earnings and provides a substantial addition to our inventory of MLP eligible operations.

Thank you and we’re ready to take your questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question will come from Dan Eggers with Credit Suisse.

Dan Eggers – Credit Suisse – Analyst

Good afternoon, guys. Just first off on the funding for Questar, can you give a little more breakdown of how you guys expect the differences between corporate debt, Dominion equity, the converts, and DM equity to be broken down?

Mark McGettrick – Dominion Resources, Inc. – CFO

Yes, Dan, this is Mark. Let me go ahead and help on that part; we didn’t have a slide on it, but I think that’s an important question. We appreciate you asking it.

This is how we view this currently — again, market conditions could change, but we expect to issue about $1.5 billion of incremental DRI debt to support the transaction. We also anticipate issuing about $0.5 billion of Dominion equity. We’ll do that either through [approval] of a block trade, some time between now and when we anticipate a closing on the transaction. And then the remainder of the takeout will be a combination of mandatory convertibles at Dominion, which has been a very popular financing vehicle for us with investors, and a drop into DM to support the 2017 EBITDA growth and distribution growth from a portion of the pipeline.

We have a bridge facility for all of the financing. As part of that bridge facility, we have a term loan commitment that extends well beyond closing that gives us significant flexibility for the MLP and when we might drop that.

Right now, we said in the script that we have no plans and no need to have a drop into DM in 2016. And the equity that we would use from the pipeline drop in 2017 is consistent with what we said would be the EBITDA drop, all the way back to February, for the distribution growth to grow 22% in 2017.

So, again, $1.5 billion or so DRI debt, $0.5 billion DRI equity, and then the remainder a combination of mandatory convertibles at Dominion and MLP drop proceeds.

Dan Eggers – Credit Suisse – Analyst

Got it. And I guess, you think about the size if it was an even split, on the residual value for the non-DRI equity and debt — that $1 billion-plus of DM equity is pretty significant. How do you guys think about funding for that and the visibility of that raise, given the relative size of DM today?

Mark McGettrick – Dominion Resources, Inc. – CFO

Well, again, I would not jump the assumption it’s an even split. We’ll have to see what the market opportunities are for both those instruments out there as we get closer.

But I will tell you, Dan, that the DM currency that we IPO’d last — year ago October I guess — we’ve had it out there for about 1.5 years. We’re actually buying a few shares back, as we disclosed earlier. There’s little liquidity in the stock, and our large holders have told us they really want to see more liquidity.

We are very confident that when we decide to come to market to support the 2017 drop, that we can either do that in a private placement, based on what we’ve been told by our holders, or in an overnight transaction. So, we’re quite confident we can place [whatever it needs] to support the drop. And as we get closer, we’ll determine what size will be in toward convertible, versus what size of MLP drop proceeds will be needed to fund the transaction.

Keep in mind, again, though, we have a term loan commitment well beyond closing that gives us tremendous flexibility on when we would make a DM drop in 2017.

…

Dan Eggers – Credit Suisse – Analyst

Okay, thank you, guys.

Mark McGettrick – Dominion Resources, Inc. – CFO

Thank you, Dan.

Operator

Our next question will come from Greg Gordon with Evercore ISI.

Greg Gordon – Evercore ISI – Analyst

Hi, good morning, guys; congrats on the deal.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you. Good morning.

Greg Gordon – Evercore ISI – Analyst

So, I just want to be clear that when you said you thought that this transaction was supportive of your EPS growth aspirations and would get you towards the high end of your growth aspiration by 2018, we’re referring to the 5% to 6% growth target through 2017, accelerating to 7% to 9% thereafter, that you gave at Analyst Day in February. Is that right?

Mark McGettrick – Dominion Resources, Inc. – CFO

Yes, that is right, Greg. We haven’t given a specific number for 2018 in terms of percent growth. So, right now, I think the best data point is the 7% to 9%. And as we said in our prepared remarks, that with this acquisition and a Cove Point full-year contribution, we would expect to be at the top of that range or potentially exceed it.

Greg Gordon – Evercore ISI – Analyst

All right, great. And in the underlying pro forma expectations for Questar — I know you just discussed the financing assumptions. Should we assume that your base business case for Questar is based on their most recent public disclosures?

If you go back to their November analyst deck there, they have like $1.2 billion and a utility rate base growing 6% to 8% a year; they expect to earn their authorized return. They gave some details around the expected growth in infrastructure, and returns on the FERC-regulated transmission and midstream assets, and a lot of detail around Wexpro.

If we want to build our own forecast and merge it with yours, is that a fair place to start? Or are there any significant changes or synergies that you’re baking into those assumptions?

Mark McGettrick – Dominion Resources, Inc. – CFO

I think on the distribution side, we’re very comfortable with that at 8%-plus growth. The pipeline, although it may — as you build your model, our view on the pipeline is that is an asset that is significantly undervalued. And as Tom reviewed the slides today, the opportunities mid-term and long term on that business due to the increased gas needs in the west to deal with carbon rules and renewable mandates, we think that number will grow more significantly over time.

And on the Wexpro gas supply side, we are taking the view on that business that we are only going to invest in capital as it’s been regulatory approved in the state. We view that as a gas reserve business similar to what many other companies are trying to get in their rate base, which they’ve had for 35 years. So, we see that business, as they’ve outlined it, as peeling back over the next several years. That’s if market were to change, and the growth of the distribution pipeline business picking up.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Greg, I would just add a thought about the pipeline that Mark mentioned with respect to coal. We spent a lot of time, as you know, at Dominion analyzing the clean power plant, its impacts across the country, how important gas infrastructure is going to be to compliance with the clean power plant. Atlantic Coast Pipeline is the key component of that in Virginia, North Carolina for now. And there is Wyoming and Utah both are almost 80% coal-fired generation — provide the electricity for their citizens. So, I think there’s a lot to look at in that region over the next decade.

…

Greg Gordon – Evercore ISI – Analyst

All right, thank you, guys; congrats again.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you, Greg.

Operator

Thank you. Our next question will come from Steve Fleishman with Wolfe Research.

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Steve Fleishman – Wolfe Research – Analyst

Okay. And stepping back, Tom, you have generally not wanted to talk about utility M&A, so to speak. You focus very much on DM.

Now that you are doing a transaction that’s more utility-ish, maybe you could give us a little bit more of your strategic thinking on utility M&A. Why are you even doing it at all, given you’ve got a very good utility to begin with? And also just — should we view this as more like an opportunistic thing or something that you plan to continue to want to pursue strategically?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Well, Steve, thanks for the question. I guess that I don’t view it as being a utility-ish combination. What we’ve said since our investor conference in February, that we will be actively looking for assets to add to our MLP, and we have been doing that. As you know, we added a portion of the Iroquois Pipeline to our portfolio; we added the Carolina Gas Transmission System.

We were particularly attracted to Questar’s assets largely because of the pipeline. We’re perfectly happy with the LDC, which is one of the fastest growing LDCs in the country. Utah has often been ranked as the number one state in which to do business.

And the Questar gas is a fast growing LDC. And it has very similar attributes to East Ohio gas. But it was the MLP-eligible assets that particularly caught our attention — and after we took a hard look at the region’s clean power plan goals or targets that the EPA has imposed. So, this is a pipeline that’s going to have a lot of growth opportunities, and a very well-run, active in the community, safety conscience workforce at the LDC.

So, I wouldn’t — we’re not looking all over the place trying to buy anything. We’re looking for, as we said from the beginning, MLP-eligible assets. This takes care — we don’t need anything. We have — with this — 2016 is already taken care of, and this takes care of 2017 and part of 2018. Blue Racer, if it’s dropped, will be in the 2020s sometime.

So, Dominion Midstream Partners has now available to it a long, long runway of contracted, long-term gas infrastructure assets, with zero commodity risk in them. So, I think it’s a tremendous acquisition also for the purpose of Dominion Midstream Partners or unitholders.

So, all-in all, I wouldn’t necessarily view it as like we decided we’re going to get interested in utility M&A. It’s [got] the same themes that we have said since February.

Steve Fleishman – Wolfe Research – Analyst

Okay. And even with all of the distress in midstream, it’s still — there’s still more to find in owning — doing this more through someone that’s a mix of utility midstream, and not buying into direct midstream companies or assets?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

We found this one; we think this is an outstanding acquisition, or combination, for both Dominion and Dominion Midstream Partners. It’s a lot of — as you know, it’s a lot of distress, as you put it, in the midstream areas. This is a company that’s not stressed. It’s very well run. And what we like particularly about it is the nature of the assets, long-term contracted.

Steve Fleishman – Wolfe Research – Analyst

Okay. (Multiple speakers). And then the rating agencies are basically, given that your financing plan — have you gotten confirmation of your ratings based on this? No changes?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

I think that you should expect the agencies — well, first of all, Steve, we met with the agencies well ahead of the announcement to walk them through their plans and the metrics that this combination produced. And I expect both of them to come out very shortly with an opinion. I don’t want to get out in front of them on that, but we had very good discussions with them, and they clearly understand where we’re going and the value of this transaction for us.

Steve Fleishman – Wolfe Research – Analyst

Great, thank you.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you.

Operator

Thank you. Our next question will come from Jeremy Tonet with JPMorgan.

Jeremy Tonet – JPMorgan – Analyst

Good afternoon. Congratulations.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you.

Jeremy Tonet – JPMorgan – Analyst

Just a couple questions from the DM side: I was wondering, would it be fair to think about this transaction, as far as extending the runway of drops, as opposed to trying to increase the load of drops in the near term, and how does it impact the equity funding plans for DM? It seems like there’s still no equity in 2016, and your 2017 plans largely haven’t been changed. Is that a fair way to think about things, because investors are concerned about capital market access and all of that, so just trying to think through these different topics.

Mark McGettrick – Dominion Resources, Inc. – CFO

Sure, thanks for that question. I think the way you look at it is exactly right. We do not have any equity needs for DM to support our distribution growth rate in 2016. And the Questar pipeline asset essentially will just replace a Blue Racer drop that we had already anticipated in 2017, and we will keep Blue Racer in reserve, so to speak, until 2020 or beyond.

So, it really doesn’t change the DM plan in terms of equity needs going forward, and in the near term we are out of the market. And as I mentioned earlier, the structure of our bridge financing with the term loan at the close gives us a lot of flexibility to enter a midstream market at the most opportune time to support that distribution growth in 2017.

Jeremy Tonet – JPMorgan – Analyst

Great, that’s really helpful. And just wondering, as far as this transaction is concerned, geographically a bit different than where DM’s other assets are. Can you help us think through the gives and takes of geographical diversification versus attractiveness of the assets, or any thoughts there would be helpful?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Sure. We said actually — people have asked us this — we said all along that we were going to be looking for MLP-eligible assets.

People would ask very logical questions. Does it need to be — are you looking for things that are geographically proximate? The answer was yes, but it doesn’t — but that it’s preferred but not required. That is the answer we’ve given since we started talking about this a year ago.

What’s particularly interesting about Questar, in addition to the culture of the company, which very closely matches our own, is the hub concept. Dominion — our transmission system is the hub of the Mid Atlantic; almost every — well, every pipeline that comes into the northeast hits our system somewhere. We move gas from the West, from the South, Canada, all of it mixes through our system and then is redeployed to the east through our system and other systems. Questar Pipeline provides that same service for the northwest United States and a large chunk of California. Almost a third of the gas in the western states goes through this pipeline system.

So, we’re familiar with hubs. We see tremendous value in the hub system, and we think there’s a lot of opportunity for growth through what will become we hope soon Dominion Questar.

Jeremy Tonet – JPMorgan – Analyst

That’s really helpful. And then just one last one if I could — as far as Southern Trails, if you were able to touch on what that opportunity could mean for you?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

I think we’re going to have to leave Southern Trails to our colleagues at Questar.

Jeremy Tonet – JPMorgan – Analyst

Fair enough, thank you.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you.

Operator

Our next question will come from Brian Chin with Bank of America Merrill Lynch.

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Brian Chin – BofA Merrill Lynch – Analyst

Got it. Secondly, can you also comment — what is the size of the term loan that you referenced with regards to that bridge financing for Questar?

Mark McGettrick – Dominion Resources, Inc. – CFO

Brian, we’re not going to disclose that right now, but I will tell you it’s sizeable and it gives us a lot of flexibility on equity drops; more than enough to cover whatever we might be [signing].

…

Brian Chin – BofA Merrill Lynch – Analyst

Great, thank you very much.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you, Brian.

Operator

Thank you. Our next question will come from Praful Mehta with Citigroup.

Praful Mehta – Citigroup – Analyst

Hi, guys. On the Questar, as you’ve talked about, you clearly didn’t need to do it, so what I’m trying to understand is, the premium that you’ve paid for the deal, let’s say close to $1 billion, what are the changes relative to Questar’s stand-alone plan? Or in terms of synergies, what are the synergies that you’re going to extract relative to a stand-alone plan that help support a bridge to the $1 billion of premium?

Mark McGettrick – Dominion Resources, Inc. – CFO

The transaction is — the premium I think particularly — we’ll leave it up to you all to compare it to other transactions that have happened in the last year or so. I think it has — compares very favorable with those.

This transaction though is not based — accretion does not come from synergies. It comes from the ability to use Dominion Midstream Partners’ equity instruments, along with Dominion’s equity instruments. I think that’s important for the analyst community to understand, and shareholders, that it’s the availability of those tools, and the growth that we see and that we can help enhance at Questar over the next few years. There’s a lot of opportunities there that we think, when in combination, we can be additive.

Praful Mehta – Citigroup – Analyst

I got you. And then, in terms of taxes, is there a tax savings that you can benefit from for the Questar assets that effectively are MLP-able? For the part that is obviously owned by the unitholders, is there effectively a cash tax saving that you can get by dropping them down into the MLP?

Mark McGettrick – Dominion Resources, Inc. – CFO

No, there’s not.

Praful Mehta – Citigroup – Analyst

Relative to Questar’s stand-alone plan, there is no benefit? (Multiple speakers).

Mark McGettrick – Dominion Resources, Inc. – CFO

That’s correct.

Praful Mehta – Citigroup – Analyst

Okay, thank you.

Operator

Thank you. Our next question will come from Stephen Byrd with Morgan Stanley.

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Stephen Byrd – Morgan Stanley – Analyst

Understood, okay, great. And then just more mechanics around financing of the acquisition from the Dominion Midstream, and sorry if this is obvious or been discussed in some way that I just missed, but when you think about this, it’s a large amount of assets eligible for Dominion Midstream and it’s a significant amount of capital. Should I be thinking about that as a usage of — a financing at Dominion Midstream prior to or at closing of the overall transaction? Or would this be more — over time those assets would go down to Dominion Midstream?

Mark McGettrick – Dominion Resources, Inc. – CFO

Yes, that’s a good question. And if we weren’t clear on it, I’m glad you asked that.

All we’re focused on in terms of MLP-qualifying assets out of Questar is the pipeline. We have targeted the pipeline to be dropped over two years, which just replaces existing Dominion assets that were targeted to be dropped, specifically Blue Racer.

The gas supply, Wexpro, eligible EBITDA, we do not plan on dropping into DM any time soon. It will be held in reserve at D.

And again, with the pipeline assets at Questar, that will get us through 2017. And with a small contributions of Cove Point and the rest of the pipeline, it will get us through 2018. And then Cove Point and the EBITDA available for that asset that’s left will get us through 2019 and into 2020. And then we have ACP and Blue Racer to grow on next, as we move into the next decade.

Stephen Byrd – Morgan Stanley – Analyst

That’s great. That’s very clear; that’s all I had, thank you.

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Thank you.

Operator

Thank you. Our next question will come from Shahriar Pourreza with Guggenheim Partners.

Shahriar Pourreza – Guggenheim Partners – Analyst

Hi, everyone. Can you maybe just touch on, real quick, the Wexpro agreement? Any risks that you see there? And then, there’s some opportunities to grow under Wexpro 2. Are those sort of under review now?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

Well, the Wexpro agreements — as you know, there’s been a form of Wexpro agreement with Utah, Wyoming and Idaho Commissions for 35 years. And they just very recently did a settlement of Wexpro 2. As you know, it’s got a different structure to it, and it has a lower ROE in it, although depending upon what’s going on in the markets, you can return to that ROE.

I think we’re going to watch and see what happens with Wexpro. The core here for us is making sure we provide good service, reliable service to the folks in Utah, Idaho and Wyoming that are part of the system — that Wexpro has provided tremendous benefits to those customers over many years.

We don’t see any risk, to answer your question, around the regulatory treatment of Wexpro. It’s a gas production business, it’s a gas supply business — that’s how we view it. We’re not going to be going off into the E&P business. We’ll maintain — it’s our view the Wexpro business needs to be maintained for the benefit of the customers of Questar.

Shahriar Pourreza – Guggenheim Partners – Analyst

Got it, that’s helpful. And just lastly, post merger, do you see any segments that could be potentially opportunities to strategically divest that maybe it’s non-core?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

No.

Shahriar Pourreza – Guggenheim Partners – Analyst

Excellent, thanks so much.

Operator

Thank you. Our next question will come from Angie Storozynski with Macquarie Capital.

Angie Storozynski – Macquarie Capital – Analyst

Thank you. [For] 2017, what has changed? Because you’re saying that you can maintain the earnings growth projections in 2017, even though the transaction is accretive. So, what is the offset in your original business plan?

Mark McGettrick – Dominion Resources, Inc. – CFO

Well, there are a number of moving parts, Angie. One is that the Blue Racer contribution is lower than what we had previously talked about. Second that we knew in 2016 that we had a fairly large solar ITC number, and we hadn’t really determined what we were going to do with 2017 because the tax [paper] is going to go the right way. So, we’re looking at other drivers to help that.

Third is that because of the capacity performance assumption that we had in, in 2016 versus 2017, the number is better for us in 2016 than it is 2017 in the original assumptions. And then there’s a few other items that drove us on the downside there, but it wasn’t anything — one single thing that was real large. It was just a lot of assumptions that we made for the February meeting, that market conditions have challenged that, and so this offered good opportunity to kind of make sure we could stay on track.

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Operator

Thank you. Our last question will come from Paul Patterson with Glenrock Associates.

Paul Patterson – Glenrock Associates – Analyst

Good afternoon, guys.

Tom Farrell – Dominion Resources Inc. – Chairman & CEO

Good afternoon, Paul.

Paul Patterson – Glenrock Associates – Analyst

Just very quickly — I know that synergies aren’t, if I understand correctly, what’s driving the merger, but I would think at least on the corporate side or at least the pipeline operations, that there would be some. Do you guys have any numbers you want to share with us in terms of what potential synergies there might be?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

There will be synergies, of course, Paul; you’re quite right. But my point was that’s not what drives the transaction. It doesn’t drive the accretion of the transaction, and we don’t have anything to disclose on that today.

Paul Patterson – Glenrock Associates – Analyst

Okay, fine. In terms of purchase accounting, I would assume, because these are regulated assets, that there probably isn’t much in the way of write-ups or anything with the actual assets or contracts or anything. Am I wrong about that? Are there any significant write-ups that might impact EPS going forward?

Tom Farrell – Dominion Resources, Inc. – Chairman & CEO

No, you’re exactly right. These are all regulated assets, so we don’t expect any purchase accounting impacts at all.

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Operator

Thank you. This does conclude this afternoon’s teleconference. You may disconnect your lines, and enjoy your day.